As filed with the Securities and Exchange Commission on September 28, 2006

Registration No. 33-90398

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________
POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_________________
REUTERS GROUP PLC
 (Exact name of Registrant as specified in its charter)

England and Wales	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

The Reuters Building
South Colonnade
Canary Wharf
London, E14 5EP
England
44 (0) 207 250 1122
(Address and telephone number of Registrant’s principal executive offices)

REUTERS HOLDINGS PLC INTERNATIONAL SAYE SHARE OPTION SCHEME 1994
REUTERS AMERICA INC. EMPLOYEE STOCK PURCHASE PLAN
REUTERS PERFORMANCE RELATED SHARE SCHEME
REUTERS LONG TERM INCENTIVE SCHEME

(Full title of the plans)

Nancy C. Gardner, Americas General Counsel
Reuters America LLC
The Reuters Building
3 Times Square, 20th Floor
New York, NY 10036
(646) 223 4000
(Name, address and telephone number of agent for service)

Copies to:
Doreen E. Lilienfeld, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, NY
(212) 848-7171

EXPLANATORY STATEMENT

This Post-Effective Amendment No. 2 to Registration Statement on Form S-8, Registration No. 33-90398 (the “Registration Statement”) is being filed to deregister certain Ordinary Shares, nominal value 25 pence per share (the “Shares”), of Reuters Group PLC (the “Registrant”) that were registered for issuance pursuant to the Reuters Holding PLC International SAYE Share Option Scheme 1994, the Reuters America Inc. Employee Stock Purchase Plan, the Reuters Performance Related Share Scheme and the Reuters Long Term Incentive Scheme (the “Plans”).(1) The Registration Statement is hereby amended to deregister the remaining unissued Shares.

_________________________

(1)	The original Registration Statement, which was filed with the U.S. Securities and Exchange Commission on March 17, 1995, registered 6,500,000 Ordinary Shares of 2.5 p each, of Reuters Holdings PLC. On February 18, 1998, Reuters Holdings PLC returned £1,482 million to shareholders by way of the introduction of a new holding company, the Registrant. On such date, for every 15 Reuters Holdings PLC shares shareholders received 13 Shares of the Registrant and £13.60 in cash and for every 15 ADSs in Reuters Holdings PLC ADS holders received 13 ADSs in the Registrant and the US dollar equivalent of £81.60; Reuters Holdings PLC shares were cancelled.

SIGNATURES

                 Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the Registrant, Reuters Group PLC, a corporation organized and existing under the laws of England and Wales, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to its Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in London on the 28 day of September, 2006.

Reuters Group PLC (Registrant)

By: /s/ David John Grigson Name: David John Grigson Title: Finance Director

POWER OF ATTORNEY

                 KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints David John Grigson (with full power to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act, and any rules, regulations and requirements of the Commission in connection with this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her capacity as an Officer, Director or Authorized Representative in the United States or in any other capacity with respect to this Post-Effective Amendment, and to any and all instruments and documents filed as part of or in connection with this Post-Effective Amendment.

                 Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 has been signed below by the following in the capacities indicated as of this 28 day of September, 2006.

SIGNATURE	TITLE
/s/ Niall FitzGerald Niall FitzGerald	Chairman and Director

/s/ Thomas Henry Glocer Thomas Henry Glocer	Chief Executive Officer and Director (Principal Executive Officer)

/s/ David Grigson David Grigson	Finance Director and Director (Principal Financial and Accounting Officer)

/s/ Devin Wenig Devin Wenig	Chief Operating Officer and Director

/s/ Edward Kozel Edward Kozel	Director

/s/ Richard Olver Richard Olver	Director

/s/ Ian Charles Strachan Ian Charles Strachan	Director

/s/ Penelope Hughes Penelope Hughes	Director

/s/ Lawton Fitt Lawton Fitt	Director

/s/ Kenneth Olisa Kenneth Olisa	Director

_________________________ Sir Deryck Maughan	Director

/s/ Nancy C. Gardner Nancy C. Gardner	Authorized U.S. Representative